CODE OF ETHICS AND PERSONAL TRADING POLICY

GC ADVISORS LLC
December 2009

Code of Ethics

The Investment Advisers Act of 1940 (the Act) imposes a fiduciary duty on investment advisers.  As a fiduciary, GC Advisors, LLC (the Firm) has a duty of utmost good faith to act solely in the best interests of its clients.  Clients entrust us with their money and financial future, which in turn places a high standard on our conduct and integrity.  The Firm’s fiduciary duty compels all Supervised Persons to act with the utmost integrity in all of their dealings with clients and is the core principle underlying this Code of Ethics and Personal Trading Policy (the Code).  It also represents the expected basis for all dealings with clients (current, prospective and former).

Standards of Conduct

This Code of Ethics consists of the following core principles:

1.	The interests of clients will be placed ahead of the Firm’s or any Supervised Person’s own investment interests at all times.

2.
Supervised Persons are expected to conduct their personal securities transactions in accordance with the Firm’s Personal Trading Policy and must avoid any actual or perceived conflict of interest with clients.  Anyone with questions regarding the appearance of a conflict with a client should consult with the Chief Compliance Officer (CCO) before taking action that may result in an actual conflict.

3.	Supervised Persons will avoid any abuse of their position of trust and responsibility.

4.	No Supervised Person will take inappropriate advantage of their position within the Firm.

5.	Supervised Persons are expected to act in the best interests of all clients of the Firm.

6.	The fiduciary principle that independence in the investment decision-making process is paramount.

7.
Supervised Persons are expected to comply with federal and all other applicable securities laws.  Strict adherence to these policies and other policies and procedures of the Firm will assist everyone in complying with this important requirement.

8.	Information concerning the identity of security holdings and financial circumstances of all clients is confidential.

As part of the required standards of conduct, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1.	To defraud such client in any manner;

2.	To mislead such client, including by making a statement that omits material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

4.	To engage in any manipulative practice with respect to such client; or

5.	To engage in any manipulative practice with respect to securities, including price manipulation.

Compliance with this fiduciary duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Failure to comply with the Firm’s Code may result in disciplinary action, up to and including termination of employment.

The Firm’s Supervised Persons are expected to maintain a high level of ethics, integrity and professionalism in business and personal dealings. “Professionalism” means integrity, objectivity, independence where required, adherence to professional standards and applicable laws and regulations, and a demonstrated will to maintain and improve the quality of professional services and to withstand pressures, competitive and otherwise, to compromise on principles, standards and quality.

We are entrusted by our clients with their assets and confidential information.  To meet our obligations with that trust, we shall abide by the Prudent Investor Rule which requires a fiduciary to exercise reasonable care, skill and caution applied to investments in a portfolio not in isolation, but in the context of the portfolio as a whole and as part of an overall investment strategy, which should incorporate risk and return objectives reasonably suitable to the client.  In making and implementing investment decisions, the fiduciary has a duty to diversify investments of the client unless, under the circumstances, it is not prudent to do so.

The Code Covers These Persons

The Code covers all “Supervised Persons” of the Firm.  In addition, the management of the Firm’s affiliates, Golub Capital Incorporated and Golub Capital Management LLC (together, “Golub Capital”) have determined that supervised persons of Golub Capital shall also be subject to the Code.  Supervised Persons include:

1.	Directors, officers, and partners of the firm (or other persons occupying a similar status or performing similar functions)

2.	Employees of the firm

3.	Any other person who provides advice on behalf of the firm and is subject to the Firm’s supervision and control

In addition, a subset of Supervised Persons, known as “Access Persons” must comply with specific reporting requirements.  Access Persons include any Supervised Person who

•
Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage

•	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic

Management of the Firm and of Golub Capital have determined that, due to the nature of the firms’ business activities, both Supervised Persons of the Firm and Supervised Persons of Golub Capital are presumed to be Access Persons of the Firm.

Conflicts of Interest

Conflicts among Client Interests.  Conflicts of interest may arise where the Firm or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts; accounts compensated by performance fees over accounts compensated differently; accounts in which employees have made material personal investments; accounts of close friends or relatives of Supervised Persons).  Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades.  The Code prohibits Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family’s or their friends’ accounts or by relaying such information to others for their use.

Disclosure of Personal Interest.  Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person.  This designated person for The Firm shall be the Chief Compliance Officer.  If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential.

All information about clients must be kept in strict confidence, including the client’s identity (unless the client consents), the client’s financial situation, the client’s security holdings, and advice furnished to the client by the Firm.

Protection of Material Non-public Information (i.e., Insider Trading)

As more fully discussed within our Privacy Policy, Supervised Persons are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information.

Supervised Persons are also expected not to divulge information regarding the Firm’s securities recommendations or client securities holdings to any individual outside of the Firm, except

1.	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2.	As necessary to maintain or service a client or a client’s account;

3.
With various service providers providing administrative functions for the Firm (such as our technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

4.	As permitted by law.

Additional procedures regarding the Firm’s Insider Trading restrictions may be found at the end of this document.

Personal Conduct

As noted above, Supervised Persons are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients.  In this spirit, the following are required of Supervised Persons:

Acceptance of Gifts: The Firm’s overriding principle concerning gifts and gratuities is: Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

Supervised Persons are generally prohibited from giving or receiving any gift, gratuity, hospitality or other offering of more than de minimis value from any person of entity doing business with the Firm.  (De minimis is described as $100 per year.) Any Supervised Person who wishes to give, directly or indirectly, anything of value to any person or entity that does business with or on behalf of the Firm, including gifts and gratuities with value in excess of $100 per year, must obtain written consent from the CCO and CIO, prior to giving such gift.  Supervised Persons may accept unsolicited gifts (other than those prohibited above) provided each gift over $100 is promptly reported in writing to the Director of Administration and the CCO.  Attendance at an outing or dinner with a representative of another firm does not require any report unless an overnight say is involved, in which case the Supervised Person must send details to the Director of Administration and the CCO in advance.  The CCO shall maintain a log of all gift and event reports.

Service as Director for an Outside Company:  Any supervised person wishing to serve as director for an outside company (public or private) must first seek the written approval of the Vice Chairman and/or CCO.  The Vice Chairman and/or CCO, in reviewing the request, will determine whether such service is consistent with the interest of the Firm and our clients.

Outside Business Interests: Any supervised person wishing to engage in business activities outside of the Firm’s business must first seek written approval from the Vice Chairman and/or CCO and, if requested, provide periodic reports to the Vice Chairman and/or CCO summarizing those outside business activities.

Political Contributions: The Firm prohibits any supervised person from making a political contribution to gain, or to attempt to gain, an engagement for the Firm or any affiliate.  The Firm is currently reviewing its Political Contributions policy and will communicate any final policy guidelines to all Supervised Persons when determined.

Personal Trading Restrictions

Supervised Persons are expected to purchase or sell a security for their personal accounts only after determining there is no conflict of interest with the client accounts trading in the same security.

All Supervised Persons of the Firm are restricted from trading in securities noted on “Restricted Securities List” available on the G drive at G:\Admin\Forms and Templates\Restricted Securities List.  It is the responsibility of each supervised person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction.

All Supervised Persons must obtain the prior written approval of the leader of the business line indicated on the Restricted Securities List (the leaders of business lines are required to obtain prior written approval of the Chairman or the Vice-Chairman) before engaging in any securities transaction (purchases, sales, options trading, etc.) in a personal account using the Personal Trading Pre-clearance Form set forth as Exhibit A to this Code.  A copy of this form will also be saved on the G drive at G:\Admin\Forms and Templates\Personal Trading Pre-clearance Form.

When a Supervised Person engages in a personal securities transaction, the Supervised Person shall direct that the executing broker send a duplicate copy of the confirmation to the Firm’s designated third-party compliance vendor at the same time as it is provided to the Supervised Person.  Such Supervised Persons shall also direct such broker to provide duplicate copies of any periodic statement on any account maintained by such person (or any other account in which such supervised person has a beneficial interest) to the Firm’s designated third-party compliance vendor.

Personal Trading Policy

Matters for the Supervised Person to Consider Before Placing a Trade

1.	Will the amount or nature of the transaction affect the price or market for the security?

2.	Will you benefit from the purchases or sales being made for any client?

3.	Will your transaction harm any client?

4.	Is there an appearance or suggestion of impropriety?

If there is a chance the answer to any of these questions is “yes” you must include the information on your Pre-Clearance Form.

Initial Public Offerings and Limited or Private Offerings

All Supervised Persons are required to obtain approval from the Vice Chairman or CFO before investing in an initial public offering (IPO) or a limited or private offering (i.e., limited or private partnership), defined as an equity position within a non-public company.  The pre-approval includes all investments contemplated by investment personnel of the Firm.

Reports of Personal Securities

Access Persons are required to report securities transactions and holdings for all accounts in which the Access Person has a direct or indirect beneficial ownership interest1.  This includes personal securities information of any immediate family member2 living within the same household as the Access Person.  Personal securities reporting requirements do not include other individuals living in the Access Person’s household but Access Persons should be cognizant of the confidentiality of the business of the adviser.

Initial and Annual Holdings Report

Each Access Person (which currently means each Supervised Person) must provide an initial holdings report to the Firm’s third-party compliance vendor within 10 days of initial employment with the Firm and thereafter on an annual basis.  The Form of this report is attached as Exhibit B to this Code.  In addition, all Access Persons are required to provide to the Firm’s third-party compliance vendor brokerage statements (either directly from the broker-dealer or from the Access Person) which contain the information set forth below regarding all of the Access Person’s reportable personal holdings:

•	Security Name;

•	Ticker Symbol or CUSIP number;

1 A person has a Beneficial Ownership of a security if the person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: 1. Voting power which includes the power to vote, or to direct the voting of, such security; and/or, 2. Investment power which includes the power to dispose, or to direct the disposition of, such security.
2 Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

•	Number of Shares or Par;

•	Principal Amount;

•	Broker or Bank Name; and

•	Date of Report.

Transactions and holdings reports and all brokerage statements will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with request for information from government agencies.  The Firm’s third-party compliance vendor will coordinate with the Firm’s CCO regarding review of the reports.

Quarterly Transactional Reports

Each Access Person must also submit to the Firm’s third-party compliance vendor a quarterly report regarding their personal securities transactions in which they had a direct or indirect beneficial ownership interest, as discussed above.  This quarterly report is due 30 calendar days following each calendar quarter-end, and the report should be submitted using the form found in Exhibit C.  In addition to the report set forth in Exhibit C Access Persons must submit to the Firm’s third-party compliance vendor copies of monthly or quarterly brokerage statements (either directly from the broker-dealer or from the Access Person) reflecting all of the Access Person’s reportable personal securities transactions during the period.  The brokerage statements must contain the information set forth below:

•	Trade Date;

•	Security Name;

•	Security Identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date;

•	Number of Shares or Par;

•	Type of Transaction (Purchase, Sale or Other);

•	Price at which the transaction was executed;

•	Principal Amount;

•	Broker Name;

•	Date of Report; and

•	Account Number.

The third-party compliance vendor will coordinate with the Firm’s CCO regarding review of the reports.  Securities not required to be reported may be found in Acceptable Personal Trades section.

Acceptable Personal Trades and Exempt Transactions

The following forms of securities may be freely held or traded by Access Persons, without regard to the Personal Trading Restrictions described above or the reporting requirements described in Reports of Personal Securities above.  For these reasons, the following securities are considered safest from a regulatory perspective for an Access Person to purchase, sell or hold.  Access Persons are therefore encouraged to conduct their personal transactions within the following types of acceptable securities and exempt transactions:

1.
Shares of open-end mutual funds not managed by the Firm (Note: trades in closed-end mutual funds or exchange traded funds must follow the Personal Trading Restrictions requirements described in this Code);

2.	Shares of any money market fund;

3.	Direct obligations of the United States Government;

4.	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt;

5.
Any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control (i.e., accounts managed by an outside investment adviser on a discretionary basis); and

6.	Transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans).

Firm Review of Personal Transaction Reports

The following factors will be considered when reviewing reportable security holdings and transactions and pre-clearance requests.

1.	Whether the investment opportunity should be directed to a client’s account;

2.	Whether the amount or nature of the transaction affected/will affect the price or market for the security;

3.	Whether the Access Person benefited or will benefit from purchases or sales being made for clients;

4.	Whether the transaction harmed/will harm any client; or

5.	Whether the transaction has the appearance of impropriety.

The third-party compliance vendor will review the CCO’s quarterly transaction report.  In no case should an Access Person review his/her own report.

Code of Ethics and Personal Trading Policy Violations

All Supervised Persons are required to report promptly any apparent or suspected violations of this policy to the CCO (including the discovery of any violation committed by another Supervised Person).  Examples of items that should be reported include but are not limited to noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy.  Such violations must be reported to the CCO on a timely basis.  If the possible violation involves the CCO, you should report it directly to the Vice Chairman.

Such reports by Supervised Persons will not be viewed negatively by Firm management, even if the reportable event, upon further review, is determined to not be a violation and CCO determined the Supervised Person reported such apparent violation in good faith.

All reports will be treated with the utmost level of confidentiality.  Retaliation by the Firm or any Supervised Person against anyone who reports a suspected violation is prohibited.  Such attempted retaliation would be treated as a further violation of this Code.

Recordkeeping Policy

We are subject to extensive recordkeeping requirements.  Records must be maintained for a minimum of two years in The Firm’s home office and three additional years in an easily accessible place, for a total of five years.  Certain records must be maintained for the life of the Firm.

The following records shall be maintained for the required document retention period:

1.	A copy of each Code that has been in effect at any time during the last five years.

2.	A record of any violation of the Code and any action taken as a result of such violation of for five years from the end of the fiscal year in which the violation occurred.

3.
A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. (These records must be kept for five years after the individual ceases to be a Supervised Person of the Firm)

4.	Pre-Clearance Forms, holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.

5.	A list of the names of persons who currently, or within the past five years, were Access Persons or investment personnel.

6.
A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

7.	A record of any decisions and supporting reasons that grant Supervised Persons or Access Persons a waiver from or exception to the Code.

8.	Copies of all reports provided to Senior Management regarding the annual review of the Code and a listing of any material violations.

9.	A record of persons responsible for reviewing the Access Persons reports currently and during the previous five years.

Administration and Enforcement of the Code

Training and Education

The Firm has designated the Director of Administration of the Firm as the individual responsible for training and educating supervised persons regarding the Code.  Training will occur periodically and all supervised persons are required to attend any training and/or read all applicable materials.

Annual Review

The CCO must review at least annually the adequacy of the current Code as well as the effectiveness of its implementation.  This report should be delivered to senior management including the Chairman.  All material violations should be brought to the attention of senior management as well, in a timely manner.

New Employee Acknowledgement

New employees must acknowledge they have read and understand and they must agree to comply with this Code of Ethics and Personal Trading Policy.  This is done by completing Exhibit D.

Annual and Amendment Acknowledgements

All Supervised Persons are required to acknowledge annually that they have read, understand and agree to comply with the Code, in connection with the Firm’s annual policy acknowledgement process.  This is done by completing Exhibit D.  Amendments will be distributed via e-mail and again, an acknowledgement must be completed and returned to the Firm’s third-party compliance vendor via Exhibit D.

Form ADV Disclosure

A description of our Code will be provided in the Firm’s Form ADV, Part II, Schedule F.  If requested, a copy of the complete Code will be provided to any current or prospective client that makes a request.  The Firm’s Form ADV will be updated if necessary to reflect amendments to the Code.

Sanctions

Violations of the Code may result in disciplinary action against the Supervised Person.  The disciplinary action may be whatever the Vice Chairman and CCO deem appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment.  Violations may also be referred to civil or criminal authorities where appropriate.

Further Information

For further information regarding the Code of Ethics and Personal Trading Policy for GC Advisors LLC, please contact the CCO.

Matthew S. Hardin
4500 Brooktree Road, Suite 104
Wexford, PA
mhardin@hardincompliance.com
724-935-6771

Procedure for the Detection and Prevention of the Misuse of Material, Nonpublic Information

In furtherance of the objectives of the Insider Trading and Securities Fraud Enforcement Act of 1988 (the Insider Trading Act), Adviser has established the following policies and procedures designed to detect and prevent the misuse of material, nonpublic information (as hereinafter defined).  Given the potential liability to which both the Firm and its personnel are subject to under the Insider Trading Act, it is critical that all Supervised Persons thoroughly familiarize themselves with these procedures.  Questions should be directed to the CCO.

Prohibition against Misuse of Material, Nonpublic Information

SEC Rule 10b-5 makes it unlawful for any person to misuse, either directly or indirectly, any material, nonpublic information.  Supervised Persons who are in possession of any material, nonpublic information are prohibited from:

1.
Purchasing or selling such securities for their own accounts or for accounts in which they have a beneficial interest or over which they have the power, directly or indirectly, to make investment decisions;

2.	Soliciting customers’ orders to purchase or sell the securities;

3.	Issuing research reports, recommendations or comments which could be construed as recommendations; and

4.	Disclosing such information or any conclusions based thereon to any other person in or outside the Firm, except as set forth herein.

“Material, non-public information” is any information which has not been publicly disseminated and which a reasonable investor might consider important in making an investment decision.  Examples of the types of information that is likely to be deemed “material” include, but are not limited to, the following:

1.	Dividend increases or decreases;

2.	Earnings estimates or material changes in previously released earnings estimates;

3.	Significant expansion or curtailment of operations;

4.	Significant increase or decline in revenue;

5.	Significant merger or acquisition proposals or agreements, including tender offers;

6.	Significant new products or discoveries;

7.	Extraordinary borrowing;

8.	Major litigation;

9.	Liquidity problems;

10.	Extraordinary management developments; and

11.	Purchase and sale of substantial assets.

The Firm is engaged in an investment advisory practice on behalf of institutional clients, which may result in its receipt of material nonpublic information.  It is good practice, therefore, to exercise caution in discussing one’s work with family, friends and colleagues.  Discussions in the office should be limited based on a “need to know” basis.  Substantive discussions should be avoided in restaurants, elevators and other public places where conversations may be overheard.  Care should also be exercised in using, transporting and disposing of written materials, including drafts and notes.  The following specific policies and procedures to prevent the dissemination of material, non-public information acquired in the course of the Firm’s business have been adopted and shall become effective immediately.  These are collectively referred to in the securities industry as a “Chinese Wall.”

1.
Material, non-public information may not be communicated to any person except the Vice Chairman, CFO, CCO, Counsel for the Firm or other Supervised Persons whom the Vice Chairman and/or CFO determines need such information to carry out their professional responsibilities.  Such persons must treat the information confidentially.

2.	All such material non-public information that is in written form should be kept in a confidential and private location at all times when not being used.

3.	If such information is computerized, access to the computer files and computerized information will be restricted only to those Supervised Persons approved by the Vice Chairman and/or CFO.

4.
Aside from these procedures and policies, if a Supervised Person of the Firm obtains any information that he or she has any reason to believe may constitute material nonpublic information; such information should be brought immediately to the attention of the Vice Chairman and/or CFO and the CCO.

The CCO is responsible for all insider trading review and/or determinations.  Nothing in this policy is to override the policies and procedures outlined in the Firm’s Code in effect at the time.

EXHIBIT A

GC Advisors LLC

Personal Trading Pre-Clearance Form

The Personal Trading Pre-Clearance Form documents that the proposed transaction is not a conflicting transaction.  Pre-clearance must be granted prior to placing a trade, and is only good for the day of the approval.

SECURITY NAME	TICKER/ CUSIP	# OF SHARES/ CONTRACTS/ PRINCIPAL	TYPE OF TRADE[1]	SECURITY TYPE[2]	BROKER/ CUSTODIAN

1.	Buy (B), Sell (S), Short (Sh), Covered Short (CS)
2.	Common Stock, Option, Debt, IPO/Limited Offering, Other
For IPO trades, please provide Public Offering Date: ______________________

I certify that,

1.	I have no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Firm policy, confidentiality agreements or securities laws.

2.	I am not an officer, director or principal shareholder of the company and am not required to file any of the reports required by Section 16 of the Securities Exchange Act of 1934.

3.	Any transaction described above establishing a position in a Security is undertaken with the intention of holding such position for not less than thirty (30) days.

4.	For a Limited Offering or IPO: I certify and acknowledge the following:

a.	I am not investing in this Limited Offering or IPO to profit improperly from my position as a Firm Supervised Person;

b.	The investment opportunity did not arise by virtue of my activities on behalf of a Firm client; and

c.	To the best of my knowledge, no Firm clients have any foreseeable interest in purchasing this Security;

Supervised Person ______________________________________________ (Print Name)

Signed ________________________________________________         __________________
    Date

By signing below, the individual verifies that the proposed transaction described above does not violate the Firm’s Personal Security Transaction Policy.  Note: Two signatures are required for pre-clearance.
___________________________________ ____________                 __________________
Business Line Approver*, GC Advisors LLC                                                                                                Date

_______________________________________________                 __________________
Chairman/Vice Chairman, GC Advisors LLC                                                                                                  Date

* For Direct Lending: Greg Cashman and Andrew Steuerman; Broadly Syndicated: Cora Passis, Christina Jamieson and Michael Loehrke; Club Loans: Gregory Robbins; Secured Notes: Craig Benton; Agency: Heath Fuller.  Please note the above business line leaders require the approval of David Golub or Lawrence Golub.

EXHIBIT B

Initial and Annual Reporting Form (Securities Accounts and Securities Holdings)

Supervised Person ___________________________________________________ (Print Name)

Information submitted current as of ___________________________________________ (Date)

In accordance with GC Advisors, LLC Code of Ethics and Personal Trading Policy, please provide a list of all securities accounts in which you have a beneficial interest.  Note that this includes accounts of immediate family members living in your household.  Use additional sheets as necessary.

Name of Broker, Dealer or Bank	Account Title	Account Number

In accordance with GC Advisors, LLC Code of Ethics and Personal Trading Policy, please provide a list of all reportable securities in which you have a beneficial interest.  This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.  Supervised Persons may submit their brokerage/custodial statements in lieu of listing all securities holdings.  Use additional sheets as necessary

Number of Shares (if applicable)	Security Name	Type (e.g., equity, fixed income)	Ticker or CUSIP (if applicable)	Principal Amount (if applicable)

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

I certify that this form fully discloses all of the reportable securities in which I have a beneficial interest.  Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Reviewed by:
Signature	Date of Review:
	Exception(s) Noted:	No	Yes
If Yes, Describe:
Date

EXHIBIT C

GC Advisors/Golub Capital
Quarterly Activity Report

Quarter Ended: _____________________

Employee Name: ____________________

Accounts:
Firm Name                                 Account Number

Trades:
Firm Name

Account Number

Trade Date

Ticker symbol/CUSIP number

Interest Rate

Maturity Date

Number of Shares or Par

Type of Transaction (Purchase, Sale or Other)

Price

Principal Amount

Outside Activities:
Outside Organization	Role	Purpose/Description	Public Company (Y/N)	Family?

Circle One and Sign Below:

YES	I acknowledge that the information on this report is accurate and complete.

NO	The information in this report contains errors or is not complete. I acknowledge that I have supplied the correct information to the Firm’s CCO to update this report.

___________________________________________________ ______________________
Supervised Person Name                                                                                                     Date

EXHIBIT D

ACKNOWLEDGMENT OF CODE OF ETHICS AND PERSONAL TRADING POLICY

Please indicate below whether this is an initial acknowledgement, an annual acknowledgement, or an acknowledgement of an amended Code of Ethics and Personal Trading Policy.

____ Initial	____ Annual	____ Amended

You must review the Firm’s Code of Ethics and Personal Trading Policy before completing this Acknowledgment.  Terms defined in the Code of Ethics and Personal Trading Policy have the same meanings in this Acknowledgment.  You must give this Acknowledgment directly to the Director of Administration or to the Chief Compliance Officer.

I REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND PERSONAL TRADING POLICY AND UNDERSTAND THAT I AM SUBJECT TO THE CODE AND THE SANCTIONS DESCRIBED THEREIN.  IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR.

Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer.

Name of Supervised Person

Dated:
Signature of Supervised Person